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                                                                   EXHIBIT 99.11


                   CONNECTICUT  GENERAL STATUTES  ANNOTATED
                            TITLE 33. CORPORATIONS
                      CHAPTER 601. BUSINESS CORPORATIONS
                       PART VIII. DIRECTORS AND OFFICERS
                              (E) INDEMNIFICATION

(S)  33-771. Permissible indemnification

     (a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) He conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by subdivision (5) of subsection (b) of section 33-636.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (ii) of subdivision (1) of subsection (a) of this section.

     (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

     (d) Unless ordered by a court under section 33-774, a corporation may not indemnify a director under this section: (1) In connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

     (e) Notwithstanding any provision of this section to the contrary, a corporation which was incorporated under the laws of this state, whether under chapter 599 [FN1] of the general statutes, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify under sections 33-770 to 33-779, inclusive, except subdivision (2) of subsection (a) of this section, a director to the same extent the corporation is permitted to provide the same to a director pursuant to subdivision (1) of subsection (a) and subsections (b), (c) and (d) of this section as limited by the provisions of section 33-775.

     (f)  Redesignated (e).  (1997, P.A. 97-246, s 13, eff. June 27, 1997.)

     [FN1]  C.G.S.A. s 33-282 et seq.

(S)  33-772. Mandatory indemnification

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

(S)  33-773. Advance for expenses

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation: (1) A written affirmation of his good faith belief that he has
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met the relevant standard of conduct described in section 33-771, or that the proceeding involves conduct for which liability has been limited under a provision of the certificate of incorporation as authorized by subdivision (4) of subsection (b) of section 33-636; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under section 33-772 and it is ultimately determined under section 33-774 or section 33-775 that he has not met the relevant standard of conduct described in section 33-771.

     (b) The undertaking required by subdivision (2) of subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this section shall be made: (1) By the board of directors: (A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (B) if there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with section 33-752, in which authorization directors who do not qualify as disinterested directors may participate; or (2) by the shareholders, provided shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

(S) 33-774. Court-ordered indemnification and advance for expenses

     (a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:
(1) Order indemnification if it determines that the director is entitled to mandatory indemnification under section 33-772; (2) order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a) of section 33-778; or (3) order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable (A) to indemnify the director or (B) to advance expenses to the director, even if he has not met the relevant standard of conduct set forth in subsection (a) of section 33-771, failed to comply with section 33-773 or was adjudged liable in a proceeding referred to in subdivision
(1) or (2) of subsection (d) of section 33-771, provided if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification under subdivision (1) of subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of subsection (a) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of subsection (a) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

(S) 33-775. Determination and authorization of indemnification

     (a) A corporation may not indemnify a director under section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in said section.

     (b)  The determination shall be made:

     (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such
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a vote;

     (2) By special legal counsel (A) selected in the manner prescribed in subdivision (1) of this subsection, or (B) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

     (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (4)  Redesignated (3).  (1997, P.A. 97-246, s 17, eff. June 27, 1997.)

     (c) Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors, authorization of indemnification shall be made by those entitled under subparagraph (B) of subdivision (2) of subsection (b) of this section to select special legal counsel.

(S) 33-776. Indemnification of and advance for expenses to officers, employees and agents

     (a) A corporation may indemnify and advance expenses under sections 33-770 to 33-779, inclusive, to an officer, employee or agent of the corporation who is a party to a proceeding because he is an officer, employee or agent of the corporation (1) to the same extent as a director, and (2) if he is an officer, employee or agent but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. A corporation may delegate to its general counsel or other specified officer or officers the ability under this subsection to determine that indemnification or advance for expenses to such officer, employee or agent is permissible and the ability to authorize payment of such indemnification or advance for expenses. Nothing in this subdivision shall in any way limit either the ability or the obligation of a corporation to indemnify and advance expenses under other applicable law to any officer, employee or agent who is not a director.

     (b) The provisions of subdivision (2) of subsection (a) of this section shall apply to an officer, employee or agent who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer, employee or agent.

     (c) An officer, employee or agent of a corporation who is not a director is entitled to mandatory indemnification under section 33-772 and may apply to a court under section 33-774 for indemnification or advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under said sections.

     (d) A corporation which was incorporated under the laws of this state, whether under chapter 599 [FN1] of the general statutes, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify under sections 33-770 to 33-779, inclusive, except subdivision (2) of subsection (a) of section 33-771, each officer, employee or agent of the corporation who is not a director to the same extent as the corporation is permitted to provide the same to a director pursuant to subdivision (1) of subsection (a) and subsections (b), (c) and (d) of section 33-771, as limited by section 33-775, and for this purpose the determination required by section 33-775, may in addition be made by the general counsel of the corporation, or such other or additional officer or officers as the board of directors may specify.

     [FN1]  C.G.S.A. s 33-282 et seq.

(S)  33-777. Insurance

     A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture,
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trust, employee benefit plan or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, employee or agent, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under sections 33-770 to 33-779, inclusive.


(S) 33-778. Variation by corporate action

    (a) A corporation may, by a provision in its certificate of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with section 33-771, or advance funds to pay for or reimburse expenses in accordance with section 33-773. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with section 33-773, to the fullest extent permitted by law, unless the provision specifically provides otherwise.

    (b) Any provision pursuant to subsection (a) of this section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the certificate of incorporation, bylaws or resolution of the board of directors or shareholders of a predecessor of the corporation in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by subdivision (3) of subsection (a) of section 33-820.

    (c) A corporation may, by a provision in its certificate of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to sections 33-770 to 33-7798, inclusive.

    (d) Sections 33-770 to 33-779, inclusive, do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he is not a party.

(S) 33-779. Exclusivity of provisions

    A corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive.